ICON Funds

Schedule A to Rule 18f-3 Plan

ICON Fund – Class A, Class C and Class S

ICON Bond Fund – Class A, Class C and Class S

ICON Equity Income Fund - Class A, Class C and Class S

ICON Long/Short Fund – Class A, Class C and Class S

ICON Risk-Managed Balanced Fund – Class A, Class C and Class S

ICON Emerging Markets Fund – Class A and Class S

ICON International Equity Fund – Class A, Class C and Class S

ICON Consumer Discretionary Fund – Class A and Class S

ICON Consumer Staples Fund – Class A and Class S

ICON Energy Fund – Class A, Class C and Class S

ICON Financial Fund – Class A and Class S

ICON Healthcare Fund – Class A and Class S

ICON Industrials Fund – Class A and Class S

ICON Information Technology Fund – Class A and Class S

ICON Natural Resources Fund – Class A, Class C and Class S

ICON Utilities Fund – Class A and Class S

Effective January 10, 2017

ICON Funds

By:	/s/ Donald Salcito
Name:	Donald Salcito
Title:	Vice President and Secretary